ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2022-C3 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2022-C3

I, Sarah Suther, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Subservicer (hereinafter the “Reporting Person”), under the Subservicing Agreement (the “Subservicing Agreement”) dated as of October 1, 2022 between Midland Midland Loan Services, a Division of PNC Bank, National Association and SCP Servicing, LLC, certify pursuant to Section 3.05(a) to the Master Servicer (as those terms are defined in the Subservicing Agreement) all of the following as of March 3, 2026:

(a)      that a review of the activities of the Reporting Person during the period from 1/1/2025 to 9/30/2025 (the “Reporting Period”) and of its performance under this Subservicing Agreement has been made under my supervision;

(b)     that, to the best of my knowledge, based on such review, the Reporting Person has fulfilled all of its obligations under the Subservicing Agreement in all material respects during the period from 1/1/2025 to 9/30/2025 (the “Reporting Period”)

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of March 3, 2026.

REPORTING PERSON:

SCP Servicing LLC,

a Delaware limited liability company

By: /s/ Sarah Suther

Name: Sarah Suther

Title: Chief Servicing Officer